UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 3, 2009
Advanced Viral Research Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-18293	59-2646820

(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

200 Corporate Boulevard South, Yonkers, New York	10701

(Address of principal executive offices)	(Zip Code)
(914) 376-7383

(Registrants’ telephone number, including area code)
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
The disclosure set forth in Item 8.01 to this Current Report is incorporated into this item by reference.

Item 8.01	Other Events.
     On February 3, 2009 we received from YA Global Investments, L.P. (f/k/a Cornell Capital Partners, LP) (“YA Global”) (i) a default letter (the “Default Letter”); and (ii) Notices of Disposition of Collateral (collectively, the “Disposition Notice”).
     Pursuant to the Default Letter, YA Global notified us that we are in default under the financing transactions entered into between us, including, without limitation the (i) Amended and Restated Secured Convertible Debenture dated as of July 24, 2007 issued by us to YA Global in the original principal amount of $750,000, as amended on December 3, 2007; (ii) Amended and Restated Secured Convertible Debenture dated as of July 24, 2007 issued by us to YA Global in the original principal amount of $750,000, as amended on December 3, 2007; (iii) Secured Convertible Debenture dated as of July 24, 2007 issued by us to YA Global in the original principal amount of $750,000; (iv) Secured Convertible Debenture dated as of July 24, 2007 issued by us to YA Global in the original principal amount of $750,000; (v) Secured Convertible Debenture dated as of June 6, 2008 by us to YA Global in the original principal amount of $312,000; (vi) Secured Convertible Debenture dated as of June 30, 2008 issued by us to Y A Global in the original principal amount of $313,000; (vii) Secured Convertible Debenture dated as of October 15, 2008 issued by us to YA Global in the original principal amount of $312,000; (the “Debentures”); (viii) Amended and Restated Security Agreement dated as of December 3, 2007; and (ix) Patent Security Agreement dated as of December 3, 2007 (the “Agreements” and collectively with the Debentures, the “Transaction Documents”). Under the Default Letter, YA Global claims that one or more defaults have occurred under the Transaction Documents. Accordingly, YA Global demanded that we immediately repay all of our obligations (the “Obligations”) to YA Global under the Transaction Documents, which amounts to approximately $2.2 million as of February 3, 2009, inclusive of accrued and unpaid interest. In addition, YA Global stated its intention to proceed with the exercise of its rights and remedies under the Transaction Documents to collect the outstanding indebtedness without further notice to us.
     Pursuant to the Disposition Notice, YA Global notified us that pursuant to the terms of the Transaction Documents and Article 9 of the Uniform Commercial Code, YA Global intends to sell certain of the property which serves as collateral for our repayment obligations under the Transaction Documents, including general intangibles, intellectual property and other personal property used in connection with our ongoing clinical trials (the “Collateral”). The Disposition Notice further provides that YA Global intends to sell the Collateral by one or more public and/or private sales and that we shall be notified of the date, time and place of any public disposition of the Collateral and the date after which any private sale is to be made. In this regard, the Disposition Notice provides that the first such private sale may take place on or after February 13, 2009.
     We do not have sufficient cash resources to satisfy the Obligations nor do we have any agreements, agreements in principle or understandings to acquire sufficient cash resources to satisfy the Obligations. We have been in discussions with YA Global in order to reach a resolution regarding the default. In addition, we have been seeking sources of financing in order to redeem the outstanding debt owed to YA Global and to resume operations. Notwithstanding the foregoing, there can be no assurance that we will acquire additional financing, ever resume operations or that we will not be required to assemble for delivery to YA Global , all of the property pledged to YA Global as a first priority security interest under our Transaction Documents, which includes all of our assets. In connection with the exercise of its remedies, YA Global may take possession of all or some of our assets.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 6, 2009	ADVANCED VIRAL RESEARCH CORP. (Registrant)
	By:	/s/ Stephen M. Elliston
Stephen M. Elliston
President and Chief Executive Officer

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